UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 1996

                                TOROTEL, INC.

           (Exact name of registrant as specified in its charter)

                                 Missouri

             (State or other jurisdiction of incorporation)

        2-33256						                 	44-0610086

(Commission File Number)				(IRS Employer Identification No.)





 13402 South 71 Highway, Grandview, Missouri     64030

(Address of principal executive of offices)				(Zip Code)


Registrant's telephone number, including area code (816) 761-6314

                      N/A
(Former name or former address, if changed since last report)




Item 5. Other Events.

On September 16, 1996, Torotel, Inc. (the "Company") announced that it had entered into a letter of intent for the possible sale of 1,990,050 shares of common stock for $2.0 million to Brockson Investment Company of Phoenix, Arizona ("Brockson"). In connection with this sale, Brockson also would purchase at the same per-share price, or acquire voting rights with respect to, stock from the founder's family shareholders of the Company. As a result of these transactions, Brockson would acquire more than 50% of the outstanding shares of the Company.

These transactions are subject to, among other things, due diligence, the negotiation and execution of definitive agreements, and the approval of the Company's shareholders. The board of directors of the Company may, if required in the exercise of its fiduciary duties, provide information and conduct discussions in response to an unsolicited proposal from other prospective purchasers, as well as terminate this letter of intent subject to the payment of a $200,000 termination fee to Brockson under certain circumstances.

Item 7.	 Financial Statements and Exhibits.

	(c)	 Exhibits.

Exhibit					Description


1.					Press release dated September 16, 1996

2.					Letter of intent dated August 23, 1996



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

By: /s/ H. James Serrone
        H. James Serrone
        Vice President of Finance and
        Chief Financial Officer

Date: September 17,1996








EXHIBIT INDEX

	Exhibit	Description
	1.	Press release dated September 16, 1996

	2.	Letter of intent dated August 23, 1996



Exhibit 1


NEWS BULLLETIN
TOROTEL



TRADED: ASE:TTL

For Further Information:

AT THE COMPANY:	                   	AT THE FlNANCIAL RELATIONS BOARD
Jim Serrone	                       	Lynne Franklin (General info) 312/266-7800
Chief Financial Officer
816/761 -6314

FOR IMMEDIATE RELEASE
MONDAY, SEPEMBER 16, 1996



TOROTEL SIGNS LETTER OF INTENT

TO SELL COMMON SHARES TO

BROCKSON INVESTMENT



KANSAS CITY, MO, September 16, Torotel, Inc., (AMEX:TTL) announced today that it has entered into a letter of intent for the possible sale of 1,99O,O5O shares of common stock for $2.0 million to Brockson Investment Company, Phoenix, AZ. In connection with this sale, Brockson also would purchase at the same per-share price, or acquire voting rights with respect to, stock from the founder's family shareholders of the company. As a result of these transactions, Brockson would acquire more than 50 percent of the outstanding Torotel shares.

These transactions are subject to, among other things, due diligence, the negotiation and execution of definitive agreements, and the approval of the Torotel shareholders. The board of directors of Torotel has reserved the right, in the exercise of its fiduciary duties, to provide information and conduct discussions in response to an unsolicited proposal from other prospective purchasers, as well as to terminate this letter of intent subject to the payment of a $200,000 termination fee to Brockson under certain circumstances.

Torotel, Inc. specializes in the design and manufacture of high-power switching power supplies and a broad range of precision magnetic components used in commercial and military electronics. Torotel's products are sold to original equipment manufacturers for use in telecommunications systems, digital control devices, and avionics equipment. The company has a base of more than 700 customers.




For further information on Torotel by FAX, dial 1-800-PRO-INFO, ext. 155







Exhibit 2

BROCKSON
Investment Company

Value thru Vision

August 23, 1996

CONFIDENTIAL

Torotel, Inc.
13402 South 71 Highway
Grandview, Missouri 64030
Attn: Board of Directors

Re:	Letter of Intent to Purchase $2,000,000 of Common Stock
of Torotel, Inc. of Grandview, Missouri

Gentlemen:

This letter of intent (which is non-binding except as described in the penultimate paragraph hereof) sets forth our mutual understanding concerning the possible purchase by Brockson Investment Company or an entity to be formed by Brockson ("Brockson") of newly issued common stock of Torotel, Inc. ("Torotel"). The proposed transaction structure is as follows:

PURCHASE OF
COMMON STOCK: Torotel will issue one million, nine hundred
              ninety thousand and fifty (1,990,050) new shares of its common stock to Brockson for Two million dollars ($2,000,000), cash at closing (approximately $1.005 per share). These shares, without regard to shares acquired in related but separate transaction(s), will represent at the time of purchase at least forty point zero, three, two percent (40.032%) of the then fully diluted outstanding shares of Torotel. Brockson represents that it does not currently own any shares of Torotel.

CONTINGENCIES:	The closing of the transactions contemplated by
              this letter of intent are contingent upon the following items:

              (1) Completion and execution of mutually acceptable agreements.


             	(2) Completion by Brockson of its due diligence of Torotel.

             	(3) Torotel receiving an acceptable opinion from an investment banker, acceptable to Brockson, that the transaction is fair to Torotel's shareholders.

             	(4) A successful vote by Torotel's shareholders approving this transaction.

             	(5) The simultaneous closing of a proposed transaction,
              discussed below under Required Simultaneous Transaction.

TRANSACTION
TIMETABLE:   	The following is the expected timetable for the
             	transaction:

             	AUGUST 23 1996: Execution of this non-binding letter of
              intent documenting Brockson and Torotel's agreement to the terms of this transaction.

             	SEPTEMBER 16 1996: Receipt of fairness opinion by Torotel
              and execution of definitive agreements, which shall not contain any financing or due diligence conditions.

             	SEPTEMBER 30 1996: Filing with SEC of Torotel proxy
              statement in connection with shareholder vote on transaction.

             	OCTOBER 30 1996: Notice to Torotel's shareholders of vote
              to be conducted at shareholder meeting.

             	DECEMBER 3. 1996: Torotel shareholder meeting and formal
              vote on the transaction.

             	DECEMBER 4 1996: Formal closing of the Brockson purchase
              of stock transaction.

OTHER MATTERS: The following additional terms are an integral part of this letter of intent:

PUBLICITY:    Neither Brockson nor Torotel shall make any
              public statement regarding this transaction 	without the consent
            	 of the other, except as in accordance with law or SEC or
              AMEX requirements.

OTHER MATTERS

INVESTIGATION:Torotel shall make available to
              Brockson and its advisors access during reasonable business hours to all facilities, books, records, financial statements, documents related to Torotel's business to conduct its due diligence. Due diligence shall be subject to the terms of the Confidentiality Agreement previously executed between
              Brockson and Torotel.

EMPLOYMENT CONTRACTS: The definitive Investment
              Agreement will provide that between the date of this letter and closing Torotel will not enter into any contracts with management or supervisory employees without Brockson's consent. As part of the transaction, Brockson expects that all management and supervisory employees of Torotel will enter into a confidentiality agreement with Torotel that is acceptable to Brockson.

STANDSTILL: Torotel will not solicit proposals from other
              prospective purchasers of Torotel during the period contemplated by the Transaction Timetable (above). If
              Torotel receives an unsolicited proposal and its Board of Directors determines that the exercise of their fiduciary duties requires Torotel to provide information to or to conduct discussions with such other prospective purchaser, Torotel may do so and may terminate this letter of intent; provided, however, that in the event Torotel enters into a letter of intent or similar document or a definitive agreement with any such other party at any time prior to six months following the termination of this letter of intent, then Torotel shall immediately pay to Brockson a fee of $200,000. In the event Brockson declines to enter into a transaction on the terms outlined in the letter of intent, but otherwise enters directly or indirectly into the business of the manufacture and sale of magnetic transformers, inductors, reactors, chokes, toroidal coils or switching power supplies in competition with Torotel, during the nine month period following the termination of this letter of intent, Brockson will pay Torotel a fee of $200,000.




REQUIRED
SIMULTANEOUS
TRANSACTION: 	As indicated above, one of the contingencies of this offer is the simultaneous closing of a transaction between Brockson and various members of the Sizemore Family in which Brockson will purchase between 500,000 and 694,317 shares of Torotel stock for $1.005 per share and acquire voting rights for a period of two years over a number of Torotel shares equal to the difference between 694,317 and the number of shares purchased by Brockson from Sizemore family members. Upon the closing of the purchase of stock directly from Torotel and the transactions with the Sizemore family, Brockson will own or control a total of 2,684,367 shares of Torotel which will represent 54% of the total, fully diluted, shares outstanding at that time which will give Brockson majority control of Torotel and it's Board of Directors. The definitive Investment Agreement will provide that neither Brockson nor its affiliates will enter into any transaction with Torotel without the approval of a majority of the directors who are not affiliates of Brockson. If at such time all Torotel directors are affiliates of Brockson, such transactions will require the approval of a majority of shareholders who are not affiliates of Brockson.

We look forward to completing this transaction with Torotel. We believe that this injection of additional capital into Torotel, coupled with an enhanced management team, and the implementation of a new strategic plan, which includes future acquisitions (the financing of which shall be arranged by Brockson), should result in a significant appreciation in shareholder value for the existing Torotel shareholders.

This Letter of Intent evidences our agreement to negotiate in good faith to complete a transaction on the terms described herein. The paragraph labeled "Standstill" is intended to be legally binding. No other paragraph is intended to be legally binding. The parties will only be legally bound to transaction terms by the execution and delivery of mutually acceptable definitive agreements. This letter of intent supersedes and replaces our previous letter of intent dated July 2, 1996. This letter of intent has been authorized and approved by the Board of Directors of Torotel.



Please execute and return one copy of this Letter of Intent to evidence your acceptance hereof and agreement herewith.

Very truly yours,

Brockson Investment Co.

By:
		John F. Trotter
		President


ACCEPTED AND AGREED

ON AUGUST 23, 1996.

TOROTEL, INC.

By:  		/s/ Dale H. Sizemore, Jr.
        Dale H. Sizemore, Jr.
       President and Chief Executive Officer